Exhibit 10.1

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

DATED 9 May 2018

ASPEN INSURANCE UK SERVICES LIMITED

and

STEPHEN POSTLEWHITE

________________________________________________

SETTLEMENT AGREEMENT

________________________________________________

THIS SETTLEMENT AGREEMENT (this “Agreement”) is made as of 9 May, 2018

BETWEEN:

(1)	ASPEN INSURANCE UK SERVICES LIMITED, (Registered in England No.04270446), 30 Fenchurch Street, London EC3M 3BD, England (formerly known as (the “Company”); and

(2)	Stephen Postlewhite, [***] (hereinafter referred to as the “Executive”).

IT IS AGREED as follows:

1.	INTERPRETATION
In this Agreement:
“Group Company” shall mean any holding company of the Company from time to time and any subsidiary of the Company or of any such holding company from time to time. The terms “holding company” and “subsidiary” shall have the meanings ascribed to them by the Companies Act 2006, as amended; and

“Service Agreement” shall mean the service agreement entered into between the Executive and the Company dated 4 September 2014, as subsequently amended.

2.	TERMINATION DATE
The Executive’s employment with the Company shall end on 30 April 2018 (the “Termination Date”). Until the Termination Date:

(a)
the Executive will not attend for work, involve himself or be involved in the business carried on by any Group Company unless he is specifically requested by a director of the Company to do so. He should therefore be available in case he is needed, except when he is on holiday. That holiday should be approved in the usual way; and

(b)
the parties will comply with the terms of the Service Agreement whether express or implied (except as expressly varied by this Agreement) and their employment will not be terminated by either party other than in circumstances justifying its lawful termination without notice (the Company hereby acknowledging that it is not aware of any grounds which would justify such termination as at the date of this Agreement). The Executive may not therefore, for example, perform any work for a third party without the prior written consent of a director of the Company and may not contact any customer of any Group Company or, except for purely social purposes, any employee of the Group.

3.	PAYMENT OF SALARY, BENEFITS AND EXPENSES

The Company shall continue to provide the Executive with his salary and all other contractual benefits up to the Termination Date in the normal way. Within 14 days of the Termination Date the Company shall also pay the Executive in respect of his accrued but untaken holiday (less such deductions for income tax and national insurance as are required by law).

The Executive shall submit any claims for business expenses in line with Company policy on or before the Termination Date and the Company shall reimburse him for such expenses within 30 days of the Termination Date.

4.	TERMINATION SUMS

(a)
Subject to the Executive complying and continuing to comply with the terms of this Agreement, and receipt by the Company of a copy of this Agreement signed by the Executive and the attached certificate signed by the Executive’s legal adviser, the Company shall pay the Executive the following sums:

(i)
£85,500.00 in respect of the Executive’s entitlement to an annual incentive award for the year in which the termination of the Executive’s employment with the Company occurs, as calculated in accordance with Clause 18.2 (b) of the Service Agreement; and

(ii)	the sum of £766,756.00 in respect of the Executive’s entitlement to a Severance Payment, as calculated and defined in accordance with Clause 18.2(c) of the Service Agreement.

(b)
The sums set out in (i) to (ii) above shall be subject Income Tax and National Insurance deductions, as are required by law and shall be paid to the Executive within 7 days of the Company receiving a copy of this Agreement signed by the Executive and the attached certificate signed by the Executive's legal adviser. Payment shall be made by transfer to the Executive’s bank account [***].

(c)
If the Executive has not complied with the terms of this Agreement as at the due date for any payment under paragraph 4 (Termination Sums), their entitlement to such payment will lapse. Without prejudice to any other rights which the Company may have, if the Executive commits a material breach of this Agreement either before or after the Termination Date, the Company will be entitled to recover in full all sums paid, and the value of benefits provided to the Executive under this Agreement, from the Executive immediately, but this Agreement will otherwise remain in force. The Company acknowledges that, as at the date of this Agreement, it is not aware of any matters which would amount to a material breach of the terms of this Agreement.

5.	EQUITY AWARDS
All Performance Shares and Restricted Stock Units which have been granted to the Executive under the terms of the Aspen Insurance Holdings Limited (“AIHL”) 2013 Share Incentive Plan (the “Plan”) and the award agreements which govern the grant of the Long-term Incentive Plan (“LTIP”) Awards, which have not already vested and been distributed to the Executive as at the Termination Date will be forfeited on the Termination Date and will, from that date, cease to vest or be eligible for vesting. This forfeiture also applies to any Performance Shares which have already become “Eligible Shares” under the relevant LTIP Award agreement as at the Termination Date (meaning that the relevant financial performance criteria in relation to those Performance Shares have been tested but that they remain subject to a requirement of continued employment until the relevant vesting date).

6.	WAIVER OF CLAIMS

(a)
The Executive accepts the terms set out in this Agreement in full and final settlement of all and any claims that he has or may have against the Company or any other Group Company or any of its or their current or former shareholders, directors, officers, employees or agents, whether contractual (whether known or unknown, existing now or in the future), Statutory (as defined in paragraph 6(b)) or otherwise, arising out of or in connection with his employment or any directorship with the Company or any Group Company or the termination of his employment or any directorship, whether such claims arise under English or European law or any other jurisdiction outside England, including any claim for injury to feelings or personal injury of which he is aware as at the date of this Agreement. The Executive also agrees to waive irrevocably and release the Company and all Group Companies (and all of its or their current or former shareholders, directors, officers, employees or agents) from and against any claims whether contractual (whether known or unknown, existing now or in the future), statutory or otherwise, arising out of or in connection with his employment with the Company or the termination of his employment.

(b)
A "Statutory Claim" means any claim for or relating to unfair dismissal, a redundancy payment, equal pay, sex, race or disability discrimination, discrimination on the grounds of age, religion, belief or sexual orientation or any protected characteristic under the Equality Act 2010, working time, unauthorised deduction from wages, any claim under the Protection from Harassment Act 1997 or any claim for the infringement of any other statutory employment rights which the Executive may have under the Employment Rights Act 1996, the Equal Pay Act 1970, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Trade Union and Labour Relations (Consolidation) Act 1992, the Disability Discrimination Act 1995, the Human Rights Act 1998, the Working Time Regulations 1998, the National Minimum Wage Act 1998, the Employment Relations Act 1999, Part VII Transnational Information and Consultation of Employees Regulations 1999, the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Regulation 28 (detriment relating to paternity or adoption leave) of the Paternity and Adoption Leave Regulations 2002, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Sexual Orientation) Regulations 2003, Part VIII Information and Consultation of Employees Regulations 2004, the Employment Equality (Age) Regulations 2006, the Transfer of Undertakings (Protection of Employment) Regulations 2006, the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, the Equality Act 2010, Regulation 42 (Protection from Detriment) of the Shared Parental Leave Regulations 2014, The Collective Redundancies and Transfer of Undertakings (Protection of Employment) (Amendment) Regulations 2014 or, in relation to all such matters, any claims under related UK law and/or European law or legislation.

(c)
This waiver shall not apply in relation to any claim to enforce the terms of this Agreement, relating to his pension rights that have accrued up to the Termination Date or any claim for personal injury (other than any claim for injury to feelings or personal injury which may be made in any Employment Tribunal) that he is not aware of as at the date of signing this Agreement and which arises out of any failure by the Company or any Group Company to comply with its obligations under current health and safety legislation.

7.	CONFIRMATION OF NO BREACHES
The Executive confirms and warrants to the Company that he, to the best of his knowledge, has not at any time during his employment committed a fundamental breach of the terms of the Service Agreement. The Company acknowledges that, as at the date of this Agreement, it is not aware of any facts or circumstances which would amount to a fundamental breach of the terms of the Service Agreement.

8.	LEGAL ADVICE
The Executive confirms that he has received advice from Christopher Tutton of Constantine Law Limited of The Clubhouse, 8 St. James's Square, London SW1Y 4JU, a relevant independent adviser for the purposes of section 203 of the Employment Rights Act 1996, as to the terms and effect of this Agreement and, in particular, its effect on his ability to pursue his rights before an employment tribunal. The Executive shall procure that his legal adviser signs the attached legal adviser’s certificate, which forms part of this Agreement. The Company will pay to Constantine Law Limited the sum of £13,000 (plus VAT) within 30 days of receipt of an invoice addressed to the Executive but marked payable by the Company in respect of the legal fees wholly and exclusively incurred in connection with the termination of the Executive’s employment and the execution of this Agreement.

9.	SATISFACTION OF STATUTORY CONDITIONS

(a)
This Agreement satisfies the conditions for regulating compromise agreements and settlement agreements under s203 Employment Rights Act 1996, s77 Sex Discrimination Act 1975, s72 Race Relations Act 1976, Paragraph 2(2), Schedule 3A Disability Discrimination Act 1995, Regulation 35 Working Time Regulations 1998, s288 Trade Union and Labour Relations (Consolidation) Act 1992, Regulation 9 Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Regulation 41 Transnational Information and Consultation of Employees Regulations 1999, Paragraph 2(2), Schedule 4 Employment Equality (Religion or Belief) Regulations 2003, Paragraph 2(2), Schedule 4 Employment Equality (Sexual Orientation) Regulations 2003, Regulation 40 Information and Consultation of Employees Regulations 2004, Paragraph 2 of Schedule 5 of the Employment Equality (Age) Regulations 2006, Paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and s147 Equality Act 2010 (collectively, "the Employment Legislation"). The Executive acknowledges that the Severance Payment includes any statutory compensation to which he may be entitled and that it would not be just and equitable for him to receive any further compensation.

(b)
The Executive is aware of his rights under the Employment Rights Act 1996, the Working Time Regulations 1998, the Equality Act 2010, Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the National Minimum Wage Act 1998, the Employment Equality (Religion or Belief) Regulations 2003 and the Employment Equality (Sexual Orientation) Regulations 2003 and has informed the Company of any and all claims that he might seek to bring arising from his employment or termination of employment. This Agreement relates to his claims for breach of contract, unfair dismissal, sex discrimination, race discrimination, disability discrimination, sexual orientation discrimination, religion or belief discrimination, any claim under the Working Time Regulations 1998, any claim under the National Minimum Wage Act 1998, the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 or any claim for unlawful deductions from wages under the Employment Rights Act 1996. In particular, the Executive confirms that his only Statutory Claims are for unfair dismissal under s 94 of the Employment Rights Act 1996 and/or automatic unfair dismissal under s 103A of the Employment Rights Act 1996 and/or for detriment on the grounds of having made a protected disclosure under s47B of the Employment Rights Act 1996.

10.	POST-TERMINATION RESTRAINTS AND FUTURE CONDUCT

(a)
The Executive acknowledges that the provisions of Clause 10 (Confidentiality) and Clause 13 (Restrictive Covenants) of the Service Agreement shall (to the extent that they are applicable in the circumstances of the termination of the Executive’s employment with the Company) remain in full force and effect notwithstanding the termination of his employment.

(b)	The Executive agrees to withdraw his data subject access request dated 5 February 2018. Further, the Executive confirms that the Company is not required to provide a response to it.

11.	RETURN OF COMPANY PROPERTY
Before any payment under Clause 4 above is made, the Executive shall, in accordance with Clause 18.1(a) of the Service Agreement, deliver up to the Company all vehicles, keys, credit cards, correspondence, documents, specifications, reports, papers and records (including any computer materials such as discs or tapes) and all copies thereof and any other property (whether or not similar to the foregoing or any of them) belonging to the Company or any other Group Company which may be in his possession or under his control, and (unless prevented by the owner thereof) any such property belonging to others which may be in his possession or under his control and which relates in any way to the business or affairs of the Company or any other Group Company or any supplier, agent, distributor or customer of the Company or any other Group Company, and he confirms that he has not retained any copies thereof.

12.	CONFIDENTIALITY, REFERENCES, REGULATORY MATTERS AND DIRECTORSHIPS

(c)	Save by reason of any legal or regulatory obligation or to enforce the terms of this letter, the Executive shall not:

(i)
disclose the existence or terms of this Agreement to anyone (other than to his professional advisers, the HM Revenue & Customs or any other regulator or competent authority, or the Executive’s spouse or partner provided they keep it confidential, or otherwise as required by a court of competent jurisdiction);

(ii)
directly or indirectly disseminate, publish or otherwise disclose (or allow to be disseminated, published or otherwise disclosed) by any means (whether oral, written or otherwise) or medium (including without limitation electronic, paper, radio or television) any information directly or indirectly relating to the termination of the Executive’s employment; or

(iii)	make any derogatory or disparaging comments about the Company, any Group Company or any of its or their shareholders, directors, officers, employees or agents.

(d)
The Company shall respond to a request for a reference in respect of the Executive from a prospective employer or employment agency in the terms attached at Schedule 1 to this Agreement and their response to any further oral or written enquiries shall be in terms no less favourable. The Company agrees that it will not prohibit any ExCo member or non-executive director of any Group Company from providing a personal reference for the Executive after the Termination Date. The Company shall use reasonable endeavours to ensure that none of the directors, officers or employees of any Group Company that are aware of the existence or terms of this Agreement shall make derogatory or disparaging comments about the Executive, subject always to their legal or regulatory obligations.

(e)	[***]

(f)	Following the Termination Date, the Company shall update the relevant statutory regulator to the extent this is necessary and in a manner which is consistent with the replies given in clause 12(c).

(g)
In the event that the Executive is asked to provide information to any statutory regulator as part of an investigation into the Company or the Executive's employment with the Company, the Company and the Executive shall co-operate in the provision of any documents required by any such regulator to respond to the matters under investigation.

(h)
Notwithstanding clause 15, the Company confirms that the Executive shall be entitled to be covered by, and the Company shall maintain, a policy of directors’ and officers’ liability insurance on terms no less than favourable than those in place from time to time for members of the Company’s ExCo for a period of six years following the Termination Date. In signing this Agreement, the Executive and the Company's Board of Directors are representing and warranting that they are not aware of any such claims against the Executive as at the date of this Agreement.

13.	NO ADMISSION OF LIABILITY
This Agreement is made without any admission on the part of the Company or any Group Company that it has or they have in any way breached any law or regulation or that the Executive has any claims against the Company or any Group Company.

14.	TAX INDEMNITY
The Executive hereby agrees to be responsible for the payment of any tax and employee’s national insurance contributions imposed by any competent taxation authority in respect of any of the payments and benefits provided under this Agreement (other than for the avoidance of doubt, any tax and/or employee’s national insurance contributions deducted or withheld by the Company in paying the sums to the Executive). The Executive further agrees to indemnify the Company and all Group Companies and keep them indemnified on an ongoing basis against any claim or demand which is made by any competent taxation authority against the Company or any Group Company in respect of any liability of the Company or any Group Company to deduct an amount of tax or an amount in respect of tax or any employee’s national insurance contributions from the payments made and benefits provided under this Agreement, including any related interest or penalties imposed by any competent taxation authority. The Company shall give the Executive reasonable notice of any demand for tax which may lead to liabilities on the Executive under this indemnity and shall provide him with reasonable access to any documentation he may reasonably require to comment on such a claim (provided that nothing in this clause shall prevent the Company from complying with its legal obligations with regard to HM Revenue and Customs or other competent body).

15.	ENTIRE AGREEMENT
This Agreement sets out the entire agreement between the Executive and the Company and, save as set out in Clauses 10 above, supersedes all prior arrangements, proposals, representations, statements and/or understandings between the Executive, the Company and any Group Company.

16.	AMENDMENTS
Notwithstanding the Contracts (Rights of Third Parties) Act 1999, this Agreement may be varied by written agreement between the Executive and the Company.

17.	APPLICABLE LAW
This Agreement constitutes the entire agreement and understanding between the parties in relation to the termination of the Executive’s employment. The Company or any Group Company will have no liability or remedy in tort against it in respect of any representation, warranty or other statement (other than those contained in this Agreement) being false, inaccurate or incomplete unless it was made fraudulently. The Executive acknowledges that he is not entering into this Agreement in reliance on any representation, warranty or undertaking which is not contained in this Agreement.

This Agreement will be construed in accordance with English law and the parties irrevocably submit to the exclusive jurisdiction of the English courts to settle any disputes which may arise in connection with this Agreement.

Nothing in this Agreement shall prejudice the Executive’s right to raise a protected disclosure under the relevant UK legislation, including the Employment Rights Act 1996, the Public Interest Disclosure Act 1998 (PIDA) and the Enterprise and Regulatory Reform Act 2013. Furthermore, nothing herein shall be construed to impede the Executive from communicating directly with, cooperating with or providing confidential information to any government regulator regarding a suspected violation of law.

___/s/ Stephen Postlewhite_____________
Stephen Postlewhite

Date: May 9, 2018

_/s/ Heather Brown_____________________________
For and on behalf of Aspen Insurance UK Services Limited

Date: May 10, 2018

SCHEDULE 1 - DRAFT REFERENCE

[Insert Date]
Dear [Insert Requester’s Name]

Re: Reference for Stephen Postlewhite

I confirm that Stephen Postlewhite started employment with Aspen Insurance UK Services Limited (the "Company") on 13 October 2003 and left our employment on 30 April 2018.

Stephen Postlewhite was employed as a CEO of Aspen Insurance in the Executive & Operations department.

It is the Company's standard procedure to provide a factual reference only. This reference is given to the addressee in confidence and only for the purposes for which it was requested. It is given in good faith, but neither the writer nor the Company accepts any responsibility or liability for any loss or damage caused to the addressee or any third party as a result of any reliance being placed on it.

Yours sincerely

Human Resources
On behalf of Aspen Insurance UK Services Limited

SCHEDULE 2 - LEGAL ADVISER’S CERTIFICATE

I, CHRISTOPHER TUTTON of CONSTANTINE LAW LIMITED hereby confirm to Aspen Insurance UK Services Limited that I am an independent adviser for the purposes of section 203 of the Employment Rights Act 1996 and that I have advised Stephen Postlewhite as to the terms and effect of this Agreement and its effect on his ability to pursue his rights before an employment tribunal. There was in force, when such advice was given, a policy of insurance covering the risk of a claim by Stephen Postlewhite in respect of loss arising in consequence of such advice.

____________________________
CHRISTOPHER TUTTON, CONSTANTINE LAW LIMITED

____________________________
date